Exhibit 99.1

CONTACT:	Stephanie K. Kushner	RELEASE DATE: IMMEDIATE
(630) 954-2020
FEDERAL SIGNAL CORPORATION ELECTS
JOHN McCARTNEY TO ITS BOARD OF DIRECTORS

Oak Brook, Illinois, July 29, 2005 — Federal Signal Corporation (NYSE: FSS) today announced that John McCartney has been elected to the company’s board of directors. McCartney, 52, is currently chairman of Westcon Group, Inc., a specialty distributor of networking and communications equipment for leading technology vendors, with operations in North America, Western Europe, and Asia. McCartney also is a member of the boards of directors of A.M. Castle Corp. (AMEX) and Huron Consulting Group, Inc. (NASDAQ). McCartney holds a BA in philosophy from Davidson College and a MBA, concentration in operations and finance, from the Wharton School, University of Pennsylvania.
Robert D. Welding, president and chief executive officer of Federal Signal Corporation, stated, “I am pleased to have John McCartney as a member of our board. We look forward to the many valuable contributions he will bring with his strong, diverse background; he is a significant addition to our board.”
Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company’s shares are traded on the New York Stock Exchange under the symbol FSS.
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